Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and effective this 30th day of August 2024 (the “Effective Date”), by and between Eyenovia, Inc., a Delaware corporation (the “Company”), and Andrew D. Jones, an individual resident of California (“Executive”). The Company and Executive are herein referred to each as a “Party” and together as the “Parties”.

WITNESSETH:

 WHEREAS, the Parties wish to enter into this Agreement to set forth the terms and conditions of Executive’s employment as the Company’s Chief Financial Officer; and

WHEREAS, in addition to and as an express condition of this Agreement, Executive is executing concurrently herewith an At-Will Employment, Confidentiality, and Invention Assignment Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, including the employment of Executive by the Company and the compensation received by Executive from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.          EMPLOYMENT; TERM. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment upon the terms and conditions hereinafter set forth and as set forth the Confidentiality Agreement (Exhibit A). The term of Executive’s employment hereunder will commence as of the Effective Date and will continue until terminated by either Party (the “Term”).

2.          AT WILL EMPLOYMENT. Executive’s employment with the Company is “at will,” and, subject to the terms and conditions hereof, such employment may be terminated by Executive or the Company at any time, for any or no cause or reason. Upon the termination of Executive’s employment by either Party, for any reason, neither Executive nor the Company shall have any further obligation or liability under this Agreement to the other, except as expressly set out herein, as set forth in any equity agreement and the continuing obligations set forth in the Confidentiality Agreement (Exhibit A).

3.          POSITION AND DUTIES. During the Term, Executive will be engaged as Chief Financial Officer of the Company reporting to the Company’s Chief Executive Officer (the “CEO”), and his authority, duties and responsibilities will be commensurate in all material respects with the authority, duties and responsibilities for such a position and such other duties and responsibilities as reasonably determined by the CEO in his sole discretion. This position is exempt from the overtime payment provisions of the Fair Labor Standards Act and the California Labor Code.

4.          SERVICE. Executive shall use his best efforts to at all times fulfill his duties and responsibilities in a reasonable and appropriate manner in compliance with the Company’s policies and practices and the laws and regulations that apply to the Company’s operation and administration. Executive shall devote his full business time and attention and best efforts to the business and affairs of the Company and shall not be engaged in or employed by any other business enterprise without the express written approval of the Company, which approval shall not be unreasonably withheld. This Section 4 shall not be construed as preventing Executive from:

a)       Investing his assets in a manner not prohibited by the Confidentiality Agreement, and in such form or manner as shall not impair his ability to fulfill his duties and responsibilities under this Agreement;

b)       Serving on no more than one (1) board of directors of any company with approval of the CEO, with any additional directorships requiring the approval of the Board of Directors of the Company (the “Board”), subject to the prohibitions set forth in the Confidentiality Agreement and provided that it shall not impair his ability to fulfill his duties and responsibilities under this Agreement; or

c)       Engaging in religious, charitable or other community or non-profit activities that do not impair his ability to fulfill his duties and responsibilities under this Agreement.

5.          COMPENSATION. During the Term of this Agreement, Executive’s compensation shall be determined and paid as follows.

(a)           BASE SALARY. Executive shall receive as compensation a base salary at the rate of no less than Four Hundred Forty Thousand Dollars ($440,000) per year (the “Base Salary”), minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Executive, paid semi-monthly on the Company’s regularly scheduled paydays in accordance with the Company’s regular payroll practices and procedures.

(b)           BONUS. Executive shall be eligible to receive an annual cash bonus (the “Bonus”) in a target amount determined by the Board or its Compensation Committee, based upon the Company’s and Executive’s meeting pre-established annual individual and Company objectives as set out and approved by the Board or its Compensation Committee. Executive’s initial target Bonus opportunity is forty percent (40%) of Executive’s Base Salary. Any bonus for 2024 will be prorated based on the number of months Executive is employed by the Company in 2024. Annual performance objectives will be determined by the Compensation Committee by the end of the 1st quarter of each calendar year. The amount of Executive’s Bonus shall be determined based upon Executive’s meeting these annual objectives. Any such Bonus compensation will be paid (minus applicable withholdings) by March 15 of the calendar year following the calendar year to which it relates. The payment of any Bonus shall be subject to Executive’s continued employment with the Company through the end of the calendar year to which the annual objectives relate. Any dispute as to whether Executive has met the objectives shall be determined by the Compensation Committee in the exercise of its sole discretion, with Executive having the right to request that the Board review and confirm or reject such determination.

(c)           EQUITY. Subject to and upon approval by the Board, the Company will grant to Executive an equity award consisting of a stock option to purchase two hundred thousand (200,000) shares of the Company’s outstanding common stock (the “Equity Award”) with a purchase price equal to the fair market value of such common stock on the date of grant, as determined by the Board. Subject to Executive’s continued service with the Company through each applicable date, (i) 1/4th of the shares subject to the Equity Award on the date of grant will vest on the first anniversary of the vesting commencement date and (ii) 1/4th of the shares subject to the Equity Award on the date of grant will vest each anniversary thereafter over the remaining three years, so that all of the shares subject to the Equity Award on the date of grant will be vested on the four-year anniversary of the vesting commencement date. The Equity Award will be granted pursuant to and subject to the terms and conditions of the Company’s 2018 Omnibus Stock Incentive Plan, or such other type of plan as is in effect at that time (the “Plan”) and will be further subject to the terms of an equity agreement as approved by the Board or its Compensation Committee, both the Plan and the equity agreement control in the event of any conflict with this Agreement. The Equity Award will be granted only if Executive is employed by the Company on the date of approval by the Board.

(d)           BENEFITS. Executive will be eligible (subject to applicable eligibility requirements) to receive such other benefits as are provided from time to time to other executive employees of the Company, including group health insurance and vacation, in accordance with the Company’s policies and procedures and the applicable plan documents for such benefits. All such benefits are subject to change by the Company to the extent permitted by applicable law without prior notice to or consent of Executive.

(e)           BUSINESS EXPENSES. Company shall reimburse Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation in accordance with the Company’s established policies and procedures. Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treasury Regulation § 1.409A-3(i)(1)(iv).

6.           PAYMENTS ON TERMINATION.

(a)          SEVERANCE. If Executive’s employment is terminated by the Company without “Cause” (as such term is defined in the Plan) or Executive suffers an Involuntary Termination (as defined below), provided such termination is a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), and provided further that Executive has signed (and not revoked) a full general release of all claims in a form reasonably satisfactory to the Company within thirty (30) days of such termination (or such greater time period as required by applicable law for consideration of an employee waiver), Executive will be entitled to receive (i) severance in a total amount equal to twelve (12) months of his then-current Base Salary, less applicable withholdings (the “Severance”) and (ii) subject to Section 6(d), if Executive properly and timely elects to continue group health insurance benefits under COBRA, reimbursement for his and his spouse and dependents’ applicable COBRA premiums (x) for a period of twelve (12) months, (y) until Executive becomes eligible for comparable insurance benefits from another employer (of which Executive shall promptly notify the Company), or (z) the date Executive’s COBRA continuation coverage terminates, whichever is earlier. The Severance will be paid over a twelve (12) month period in equal installments on the Company’s regular payroll schedule beginning on the first pay period following the 45th day following Executive’s last day of employment.

(b)          CHANGE IN CONTROL SEVERANCE. If, within twelve (12) months following any “Corporate Transaction” (as such term is defined in the Plan), Executive’s employment is terminated by the Company without “Cause” (as such term is defined in the Plan) or Executive suffers an Involuntary Termination (as defined below), provided such termination is a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), and provided further that Executive has signed (and not revoked) a full general release of all claims in a form reasonably satisfactory to the Company within thirty (30) days of such termination (or such greater time period as required by applicable law for consideration of an employee waiver), Executive will be entitled to receive, in lieu of the Severance described in Subsection (a) above, (i) severance in a total amount equal to twelve (12) months of his then-current Base Salary, less applicable withholdings (the “Change in Control Severance”) and (ii) subject to Section 6(d), if Executive properly and timely elects to continue group health insurance benefits under COBRA, reimbursement for his and his spouse and dependents’ applicable COBRA premiums (x) for a period of twelve (12) months, (y) until Executive becomes eligible for comparable insurance benefits from another employer (of which Executive shall promptly notify the Company), or (z) the date Executive’s COBRA continuation coverage terminates, whichever is earlier. The Change in Control Severance will be paid over a twelve (12) month period in equal installments on the Company’s regular payroll schedule beginning on the first pay period following the 45th day following Executive’s last day of employment.

(c)          INVOLUNTARY TERMINATION. For purposes of this Agreement, “Involuntary Termination” means the occurrence of any of the following without the written consent of Executive: (i) a material diminution in Executive’s Base Salary, Bonus target or benefits (other than a material diminution that is applicable to all similarly situated employees and executives of the Company in connection with an across-the-board cost savings strategy); (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) a material diminution in the level of Executive’s reporting structure, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the CEO; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. An Involuntary Termination shall be effectuated by Executive’s giving the Company written notice of the termination within ninety (90) days of the initial existence of the circumstances alleged to be the grounds for Involuntary Termination, setting forth such circumstances in reasonable detail. The Company shall have sixty (60) days following the receipt of such notification to cure the specific circumstances that constitute grounds for Involuntary Termination. Executive must terminate employment with the Company within thirty (30) days of the expiration of such cure period. In the event the Company cures, grounds for Involuntary Termination shall not be deemed to exist with respect to the specific circumstances set forth in the written notice. Notwithstanding the foregoing, any reasonable actions taken by the Company to accommodate a disability of Executive or pursuant to the Family and Medical Leave Act or comparable state leave law shall not constitute an Involuntary Termination for purposes of this Agreement. The foregoing definition of Involuntary Termination is intended to comply with the safe harbor provisions set forth in Treasury Regulation Section § 1.409A-1(n)(2)(ii) and shall be interpreted consistently therewith.

(d)           COMPLIANCE WITH AFFORDABLE CARE ACT. Notwithstanding the foregoing, if at any time the Company determines in its reasonable discretion that the payment of any COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended, or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive a fully taxable cash payment equal to the COBRA premiums for the remainder of the designated period, subject to applicable tax withholdings.

(e)           REMEDIES UPON BREACH. If Executive is entitled to receive the Severance or the Change in Control Severance but materially violates any provisions of this Agreement, the Confidentiality Agreement or any other agreement entered into by Executive and the Company, in addition to and not in limitation of any other remedies available to the Company, the Company will be entitled to immediately stop paying any further installments of the Severance or Change in Control Severance and recover any Severance or Change in Control Severance already paid.

7.          ARBITRATION. In the event of any controversy, dispute or claim relating to or arising out of Executive’s employment relationship with the Company, this Agreement, the Confidentiality Agreement, or the termination of Executive’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), the Parties agree that all such disputes shall be exclusively and fully resolved by confidential, binding arbitration, as set forth in the Confidentiality Agreement.

8.          EXCISE TAXES. In the event that the payments and benefits provided for in this Agreement or otherwise payable to Executive in connection with a Corporate Transaction (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then, such payments and benefits shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, local, and foreign income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event Executive’s payments and benefits are delivered to a lesser extent pursuant to the foregoing clause (y), such payments and benefits shall be reduced in the following order, in each case, in reverse chronological order beginning with the severance and other benefits that are to be paid the further in time from consummation of the transaction that is subject to Section 280G of the Code: (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by an accounting firm selected by the Company (the “Accountant”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this Section 8.

9.          Withholding and SECTION 409A. All amounts paid under this Agreement shall be paid less all applicable tax withholdings and any other withholdings required by law or authorized by Executive. The Parties intend that the provisions of this Agreement comply with or be exempt from Section 409A of the Code and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Any payments made pursuant to this Agreement that satisfy the requirements to be either separation pay due to an involuntary separation from service within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii) or a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4) shall, to the maximum extent possible, not be treated as deferred compensation subject to Section 409A. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Company or to any other individual or entity. To the extent necessary to avoid adverse tax consequences under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation of service,” or like terms shall mean “separation from service.” Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A. If, upon separation from service, Executive is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after Executive’s separation from service will instead be paid in the seventh month following Executive’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

10.        NOTICES. Any notice required to be given pursuant to this Agreement must be in writing and will be deemed effectively given to the other Party on (i) the date it is actually delivered by personal delivery of such notice in person; (ii) one day after deposit in the custody of a reputable overnight courier service (such as FedEx); or (iii) three days after its deposit in the custody of the U.S. mail, certified or registered postage prepaid, return receipt requested; in the case of Executive, to his address shown on the Company’s records, as updated by Executive from time-to-time, and in the case of the Company, to its principal office address.

11.        WAIVER. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the Party against whom such waiver is sought to be enforced. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power granted hereunder at any particular time be deemed a waiver or relinquishment of such rights or power at any other time or times.

12.        SEVERABILITY. In the event that any provision (or part thereof) of this Agreement is found by a court, arbitrator, or other tribunal having competent jurisdiction to be illegal, invalid, or unenforceable, then such provision (or part thereof) shall not be voided, but shall be recast so as to be enforced to the maximum extent permissible under applicable law while taking into account the original intent and effect of the provision, and the remainder of this Agreement shall remain in full force and effect. Any prohibition or unenforceability of any provision (or part thereof) of this Agreement in any jurisdiction shall not invalidate or render unenforceable such provisions (or portion thereof) in any other jurisdiction.

13.         GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of California, without reference to the choice of law or conflict of law provisions of such laws.

14.        BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties hereto, and to their respective heirs, representatives, successors and permitted assigns. Executive may not assign any of his rights or delegate any of his duties under this Agreement.

15.        ENTIRE AGREEMENT. This Agreement, and the Confidentiality Agreement (Exhibit A), contain the entire agreement and understanding by and between the Company and Executive with respect to the terms described therein, and any representations, promises, agreements or understandings, written or oral, not therein contained shall be of no force or effect. This Agreement supersedes and replaces in its entirety any and all agreements between Executive and the Company with respect to the subject matter hereof. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the Parties hereto.

16.        CAPTIONS. The captions in this Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Agreement.

[Signature page follows.]

SIGNATURE PAGE TO

EXECUTIVE EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement effective as of the day and year first above written.

EYENOVIA, INC.

By:	/s/ Michael Rowe

Name:	Michael Rowe

Title:	CEO

EXECUTIVE

/s/ Andrew D. Jones	(SEAL)

Andrew D. Jones

 Exhibit A: Confidentiality Agreement